Exhibit 10.21

Barclays Bank PLC
5 The North Colonnade
Canary Wharf, London E14 4BB
Facsimile: [Facsimile Number]
Telephone: [Telephone Number]

c/o Barclays Capital Inc.
as Agent for Barclays Bank PLC
745 Seventh Ave
New York, NY 10019

DATE:	November 9, 2012

TO:	Silicon Image, Inc.

Attention:	Rohit Chakravarthy
Facsimile:	[Facsimile Number]
Telephone:	[Telephone Number]
Email:	rohitc@siliconimage.com

FROM:	Barclays Capital Inc., acting as Agent for Barclays Bank PLC
TELEPHONE:	[Telephone Number]

SUBJECT:	Share Repurchase Transaction

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the Transaction entered into between Barclays Bank PLC (“Barclays”), through its agent Barclays Capital Inc. (the “Agent”), and Silicon Image, Inc. (“Counterparty”) on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the Agreement specified below. Barclays Bank PLC is not a member of the Securities Investor Protection Corporation (“SIPC”). Barclays is regulated by the Financial Services Authority.

The definitions and provisions contained in the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”), as published by the International Swaps and Derivatives Association, Inc., are incorporated into this Confirmation. In the event of any inconsistency between the Equity Definitions and this Confirmation, this Confirmation shall govern. For purposes of the Equity Definitions, the Transaction shall be deemed to be a Share Forward Transaction.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1.	This Confirmation evidences a complete and binding agreement between Barclays and Counterparty as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall supplement, form a part of and be subject to an agreement in the form of the ISDA 1992 Master Agreement (Multicurrency – Cross Border) (the “Agreement”) as if Barclays and Counterparty had executed an agreement in such form (without any Schedule and with such other elections set forth in this Confirmation) on the Trade Date. In the event of any inconsistency between provisions of the Agreement and this Confirmation, this Confirmation will prevail for the purpose of the Transaction. The parties hereby agree that no transaction other than the Transaction to which this Confirmation relates shall be governed by the Agreement.

2.	The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	November 9, 2012

Seller:	Barclays

Buyer:	Counterparty

Shares:	The Common Stock, $0.001 par value per share of Counterparty (Ticker symbol “SIMG”).

Prepayment:	Applicable

Prepayment Amount:	As specified in Schedule A

Prepayment Date:	Three Exchange Business Days following the Trade Date.

Initial Shares:	As specified in Schedule A.

Initial Share Delivery:	Barclays shall deliver a number of Shares equal to the Initial Shares to Counterparty on the Initial Share Delivery Date in accordance with Section 9.4 of the Equity Definitions, with the Initial Share Delivery Date being deemed to be a “Settlement Date” for purpose of such Section 9.4.

Initial Share Delivery Date:	Three Exchange Business Days following the Trade Date.

Exchange:	The NASDAQ Stock Market LLC

Related Exchange(s):	All Exchanges

Calculation Agent:	Barclays

Valuation:

Trading Period:	The period of consecutive Scheduled Trading Days from, and including, the first Scheduled Trading Day following the Trade Date to, and including, the Maximum Maturity Date, as specified in Schedule A; provided that Barclays may designate any Scheduled Trading Day on or after the Minimum Maturity Date (as specified in Schedule A) and prior to the Maximum Maturity Date as the last Scheduled Trading Day of the Trading Period. Barclays shall notify Counterparty of any designation made pursuant to this provision on or prior to the Scheduled Trading Day immediately following such designated day.

Market Disruption Event:

Section 6.3(a) of the Equity Definitions shall be amended by deleting the words “at any time during the one hour period that ends at the relevant Valuation Time, Latest Exercise Time, Knock-in Valuation Time or Knock-out Valuation Time, as the case may be” and replacing them with the words “at any time during the regular trading session on the Exchange, without regard to after hours or any other trading outside of the regular trading session hours”, by amending and restating clause (a)(iii) thereof in its entirety to read as follows: “(iii) an Early Closure that the Calculation Agent determines is material” and by adding the words “or (iv) a Regulatory Disruption” after clause (a)(iii) as restated above.

Section 6.3(d) of the Equity Definitions is hereby amended by deleting the remainder of the provision following the term “Scheduled Closing Time” in the fourth line thereof.

Regulatory Disruption:	A “Regulatory Disruption” shall occur if Barclays determines in its reasonable discretion that it is appropriate in light of legal, regulatory or self-regulatory requirements or related policies or procedures for Barclays to refrain from all or any part of the market activity in which it would otherwise engage in connection with the Transaction.

Disrupted Day:	The definition of “Disrupted Day” in Section 6.4 of the Equity Definitions shall be amended by adding the following sentence after the first sentence: “A Scheduled Trading Day on which a Related Exchange fails to open during its regular trading session will not be a Disrupted Day if the Calculation Agent determines that such failure will not have a material impact on Barclays’s ability to unwind any hedging transactions related to the Transaction”.

Consequence of Disrupted Days:	Notwithstanding anything to the contrary in the Equity Definitions, to the extent that a Disrupted Day occurs during the Trading Period, the Calculation Agent may postpone the Maximum Maturity Date and/or the Minimum Maturity Date by no more than one Scheduled Trading Day for each Disrupted Day. If any Disrupted Day occurs during the Trading Period, the Calculation Agent shall determine whether (i) such Disrupted Day is a Disrupted Day in whole, in which case the 10b-18 VWAP for such Disrupted Day shall not be included for purposes of determining the Forward Price or (ii) such Disrupted Day is a Disrupted Day only in part, in which case the 10b-18 VWAP for such Disrupted Day shall be determined by the Calculation Agent based on Rule 10b-18 eligible transactions in the Shares on such Disrupted Day effected before the relevant Market Disruption Event (if any) occurred and/or after the relevant Market Disruption Event (if any) ended, and the Forward Price shall be determined by the Calculation Agent as appropriate on the basis of the nature and duration of the relevant Market Disruption Event. Any day on which the Exchange is scheduled to close prior to its normal closing time shall be considered a Disrupted Day in whole.

Valuation Time:	Scheduled Closing Time; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Valuation Date:	The last Scheduled Trading Day of the Trading Period.

Settlement Terms:

Settlement Method Election:	Not Applicable; provided that if the Number of Shares to be Delivered is a negative number, Counterparty may elect Cash Settlement in lieu of Physical Settlement by written notice to Barclays delivered no later than noon (New York City time) on the first Scheduled Trading Day immediately following the earlier of (i) the Scheduled Trading Day on which the Company receives notice of the designation of the final day of the Trading Period or (ii) the Maximum Maturity Date; provided further that Counterparty on the date of such election shall be deemed to have repeated as of such date the representation set forth in Section 5(o) below and shall represent and warrant that Counterparty is making such election in good faith and not as part of a plan or scheme to evade compliance with the federal securities laws.

Physical Settlement:	Applicable if the Number of Shares to be Delivered is (1) a positive number, in which case Barclays shall deliver to Counterparty on the Settlement Date the Number of Shares to be Delivered, or (2) a negative number and Counterparty does not make the election pursuant to the proviso under “Settlement Method Election” above, in which case it means that Counterparty shall deliver to Barclays the absolute value of such number subject to “Physical Settlement by Counterparty” and paragraph 5(h) below. Section 9.11 of the Equity Definitions is hereby modified by excluding any representations therein relating to restrictions, obligations, limitations or requirements under applicable securities laws arising as a result of the fact that Counterparty is the Issuer of the Shares or the fact that any certificates representing such Shares contain a restrictive legend.

Forward Price:	The amount equal to (i) the arithmetic average of the 10b-18 VWAPs for all Exchange Business Days in the Trading Period (subject to “Consequence of Disrupted Days” above) (the “Average 10b-18 VWAP”) minus (ii) the Discount, as specified in Schedule A.

10b-18 VWAP:	(A) For any Scheduled Trading Day that is not a Disrupted Day, the volume-weighted average price at which the Shares trade as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, any successor Exchange), excluding (i) trades that do not settle regular way, (ii) opening (regular way) reported trades in the consolidated system on such Scheduled Trading Day, (iii) trades that occur in the last ten minutes before the scheduled close of trading on the Exchange on such Scheduled Trading Day and ten minutes before the scheduled close of the primary trading in the market where the trade is effected, and (iv) trades on such Scheduled Trading Day that do not satisfy the requirements of Rule 10b-18(b)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as determined in good faith by the Calculation Agent, or (B) for any Scheduled Trading Day that is a Disrupted Day, an amount determined in good faith and in a commercially reasonable manner by the Calculation Agent as the 10b-18 VWAP pursuant to “Consequence of Disrupted Days” above. Counterparty acknowledges that the Calculation Agent may refer to the Bloomberg Page “SIMG <Equity> AQR SEC” (or any successor thereto) for any Scheduled Trading Day to determine the 10b-18 VWAP.

Number of Shares to be Delivered:	A number of Shares equal to the difference between (i) the Share Amount minus (ii) the Initial Shares; provided that a number of Shares less than a whole number shall be rounded upward.

Share Amount:	The quotient of the Prepayment Amount divided by the Forward Price.

Settlement Date:	Unless otherwise provided in Physical Settlement by Counterparty or paragraph 5(g), the third Exchange Business Day immediately following the last Scheduled Trading Day of the Trading Period.

Physical Settlement by Counterparty:

If Counterparty elects or is deemed to elect for Physical Settlement by Counterparty to apply, paragraph 5(h) shall apply and Counterparty shall have the right to elect that the shares delivered (“Physical Settlement Shares”) (and any Make-Whole Shares, as such term is defined below) shall be (i) fully registered, freely tradable and free and clear of any lien, charge, claim or other encumbrance (“Free Shares”) with such election being conditional upon the agreement between Barclays and Counterparty of reasonable and customary underwriting terms including but not limited to indemnification and contribution and due diligence (the “Underwriting Agreement”), or (ii) unregistered Shares (“Restricted Shares”). No fractional Shares shall be delivered in connection with Physical Settlement by Counterparty, and the value of any fractional Share otherwise deliverable shall be rounded up to the nearest whole Share.

(a) If Counterparty elects to deliver Free Shares, Counterparty shall deliver the sum of (i) a number of Free Shares equal to the absolute value of the Number of Shares to be Delivered on the Settlement Date plus (ii) additional Free Shares equal to the quotient of (I) the product of (x) USD 0.10 multiplied by (y) the absolute value of the Number of Shares to be Delivered divided by (II) the volume-weighted average price at which the Shares trade, as reported in the composite transactions for all United States securities exchanges on which such Shares are traded (or, if applicable, any successor Exchange) on the Exchange Business Day preceding the Settlement Date.

(b) If Counterparty elects to deliver Restricted Shares, Counterparty shall deliver to Barclays an initial number of Restricted Shares on the Cash Settlement Date (as defined in paragraph 5(g) below) as determined by the following formula:

Where,

s = the absolute value of the Cash Settlement Amount (as defined in paragraph 5(g) below); and

p = the price per Share determined by Barclays in a commercially reasonable manner.

In the case of paragraph (b), on the Cash Settlement Date a balance (the “Settlement Balance”) shall be established with an initial balance equal to the absolute value of the Cash Settlement Amount. Following the sale of the Physical Settlement Shares by Barclays, the Settlement Balance shall be reduced by an amount equal to the aggregate proceeds (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) received by Barclays upon the sale of the Physical Settlement Shares. If following the sale of some but not all of the Physical Settlement Shares the Settlement Balance has been reduced to zero, no additional Physical Settlement Shares shall be sold by Barclays and Barclays shall redeliver to Counterparty any remaining Physical Settlement Shares. If following the sale of the Physical Settlement Shares the Settlement Balance has not been reduced to zero, then Counterparty shall (i) promptly deliver to Barclays an additional number of Shares (the “Make-Whole Shares”) equal to (x) the Settlement Balance as of such date divided by (y) the price per Restricted Share determined by Barclays in a commercially reasonable manner (the “Make-Whole Price”) or (ii) promptly deliver to Barclays cash in an amount equal to the then remaining Settlement Balance. This provision shall be applied successively until the Settlement Balance is reduced to zero.

Cash Settlement:	Applicable if the Number of Shares to be Delivered is a negative number and Counterparty makes the election above pursuant to the proviso under “Settlement Method Election” above, in which case paragraph 5(g) below shall apply.

Settlement Currency:	USD

Adjustments:

Method of Adjustment:	Calculation Agent Adjustment; provided that the Equity Definitions shall be amended by (i) deleting Section 11.2(e)(iii) and (ii) replacing the words “diluting or concentrative” in Sections 11.2(a), 11.2(c) (in two instances) and 11.2(e)(vii) with the word “economic” and by adding the words “or the Transaction” after the words “theoretical value of the relevant Shares” in Section 11.2(a), 11.2(c) and 11.2(e)(vii); provided further that adjustments may be made to account for changes in volatility, stock loan rate and liquidity relative to the relevant Shares.

Extraordinary Events:

New Shares:	Section 12.1(i) of the Equity Definitions is hereby amended by deleting the text in clause (i) in its entirety and replacing it with the phrase “publicly quoted, traded or listed on any of the New York Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors) and”.

Share-for-Share:	The definition of “Share-for-Share” set forth in Section 12.1(f) of the Equity Definitions is hereby amended by the deletion of the parenthetical in clause (i) thereof.

Cancellation and Payment (Calculation Agent Determination):	Sections 12.2(e) and 12.3(d) and the first paragraph of Section 12.7(b) of the Equity Definitions shall be amended by inserting the words “or Share Forward Transaction” after the words “Option Transaction” in each place where such words appear therein. Section 12.7(c) shall be deleted from the Equity Definitions, and each reference in the Equity Definitions to “Section 12.7(c)” shall be replaced with a reference to “Section 12.7(b)”.

Consequence of Merger Events:

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Cancellation and Payment (Calculation Agent Determination).

Share-for-Combined:	Cancellation and Payment (Calculation Agent Determination); provided that Barclays may elect Component Adjustment.

Consequence of Tender Offers:

Tender Offer:	Applicable

Share-for-Share:	Modified Calculation Agent Adjustment.

Share-for-Other:	Modified Calculation Agent Adjustment.

Share-for-Combined:	Modified Calculation Agent Adjustment.

Modified Calculation Agent Adjustment:	For greater certainty, the definition of “Modified Calculation Agent Adjustment” in Sections 12.2 and 12.3 of the Equity Definitions shall be amended by (i) adding the following italicized language after the stipulated parenthetical provision: “(including adjustments to account for changes in volatility, expected dividends, stock loan rate or liquidity relevant to the Shares or to the Transaction) from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the first Exchange Business Day immediately following the Merger Date (Section 12.2) or Tender Offer Date (Section 12.3).” and (ii) deleting the phrase “expected dividends,” from such stipulated parenthetical provision.

Announcement Date:	The definition of “Announcement Date” in Section 12.1 of the Equity Definitions shall be amended by (i) replacing the word “leads to the” in the third and the fifth lines thereof with the words “, if completed, would lead to a”; (ii) replacing the words “voting shares” in the fifth line thereof with the word “Shares”; (iii) inserting the words “by any entity” after the word “announcement” in the second and the fourth lines thereof; (iv) replacing the words “a firm” with the word “any” in the second and fourth lines thereof; (v) inserting the words “or to explore the possibility of engaging in” after the words “engage in” in the second line thereto; and (vi) inserting the words “or to explore the possibility of purchasing or otherwise obtaining” after the word “obtain” in the fourth line thereto.

Announcement Event:	If an Announcement Event has occurred, the Calculation Agent shall have the right to determine the economic effect of the Announcement Event on the theoretical value of the Transaction (including without limitation any change in volatility, stock loan rate or liquidity relevant to the Shares or to the Transaction) (i) at a time that it deems appropriate, from the Announcement Date to the date of such determination (the “Determination Date”), and (ii) on the Valuation Date or on a date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions, from the Exchange Business Day immediately preceding the Announcement Date or the Determination Date, as applicable, to the Valuation Date or the date on which a payment amount is determined pursuant to Sections 12.7 or 12.8 of the Equity Definitions. If any such economic effect is material, the Calculation Agent will either (i) adjust the terms of the Transaction to reflect such economic effect or (ii) terminate the

Transaction, in which case the Determining Party will determine the Cancellation Amount payable by one party to the other; provided that the reference in Section 12.8(a) of the Equity Definitions to “Extraordinary Event” shall be replaced for this purpose with a reference to “Announcement Event.” “Announcement Event” shall mean the occurrence of the Announcement Date of a Merger Event or Tender Offer or of a potential Merger Event or potential Tender Offer.

Composition of Combined Consideration:	Not Applicable; provided that, notwithstanding Sections 12.5(b) and 12.1(f) of the Equity Definitions, to the extent that the composition of the consideration for the relevant Shares pursuant to a Tender Offer or Merger Event could be elected by an actual holder of the Shares, the Calculation Agent will, in its sole discretion, determine such composition.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, The NASDAQ Global Select Market or The NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re-traded or re-quoted on any such exchange or quotation system, such exchange or quotation system shall thereafter be deemed to be the Exchange.
Additional Disruption Events:

Change in Law:

Applicable; provided that Section 12.9(a)(ii) of the Equity Definitions is hereby amended by (i) replacing the phrase “the interpretation” in the third line thereof with the phrase “, or public announcement of, the formal or informal interpretation”; (ii) replacing the word “Shares” where it appears in clause (X) thereof with the words “Hedge Position”; and (iii) immediately following the word “Transaction” in clause (X) thereof, adding the phrase “in the manner contemplated by Barclays on the Trade Date.”

The parties agree that, for the avoidance of doubt, for purposes of Section 12.9(a)(ii) of the Equity Definitions, “any applicable law or regulation”, and for purposes of Section 5(b)(i) of the Agreement, “any applicable law”, shall include the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, any rules and regulations promulgated thereunder and any similar law or regulation (collectively, the “Wall Street Act”), and the consequences specified in Section 12.9(b)(i) of the Equity Definitions and Section 6 of the Agreement shall apply to any Change in Law or Illegality, as the case may be, arising from any such act, rule or regulation. The parties hereby agree that any additional capital charges or other regulatory capital requirements imposed in connection with the Wall Street Act, if material, shall constitute “a materially increased cost in performing its obligations under such Transaction” for purposes of Section 12.9(a)(ii)(Y) of the Equity Definitions, if applicable. The foregoing constitutes a specific reservation for purposes of the Wall Street Act.

Failure to Deliver:	Not Applicable.

Insolvency Filing:

Applicable; provided that the definition of “Insolvency Filing” in Section 12.9 of the Equity Definitions shall be amended by deleting the clause “provided that such proceedings instituted or petitions presented by creditors and not consented to by the Issuer shall not be deemed an Insolvency Filing” at the end of such definition and replacing it with the following: “; or it has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation by a creditor and such proceeding is not dismissed, discharged, stayed or restrained in each case within 15 days of the institution or presentation thereof.”

Section 12.9(b)(i) of the Equity Definitions is hereby amended by adding the following sentence at the end thereof: “If neither party elects to terminate the Transaction in respect of an Insolvency Filing, the Calculation Agent may adjust the terms of the Transaction upon the occurrence of such an event pursuant to Modified Calculation Agent Adjustment (as if such event were a Tender Offer).”

Hedging Disruption:	Applicable.

Increased Cost of Hedging:	Applicable.

Loss of Stock Borrow:

Applicable; provided that Sections 12.9(a)(vii) and 12.9(b)(iv) of the Equity Definitions are amended by deleting the words “at a rate equal to or less than the Maximum Stock Loan Rate” and replacing it with the words “at a Borrow Cost equal to or less than the Maximum Stock Loan Rate”.

For purposes of Section 12.9 of the Equity Definitions, all references to “Hedging Shares” shall be deemed to be references to Barclays’s short position in respect of the Transaction.

Borrow Cost:	The cost to borrow the relevant Shares that would be incurred by a third party market participant borrowing such Shares, as determined by the Calculation Agent on the relevant date of determination. Such costs shall include (a) the spread below FED-FUNDS that would be earned on collateral posted in connection with such borrowed Shares, net of any costs or fees, and (b) any stock loan borrow fee that would be payable for such Shares, expressed as fixed rate per annum.

Maximum Stock Loan Rate:	200 basis points.

Increased Cost of Stock Borrow:	Applicable; provided that (a) Section 12.9(a)(viii) of the Equity Definitions shall be amended by deleting “rate to borrow Shares” and replacing it with “Borrow Cost” and (b) Section 12.9(b)(v) of the Equity Definitions shall be amended by (i) adding the word “or” immediately before the phrase “(B)”, (ii) deleting subsection (C) in its entirety,

(iii) replacing “either party” in the penultimate sentence with “the Hedging Party”, and (iv) replacing the word “rate” in clauses (X) and (Y) of the final sentence therein with the words “Borrow Cost”.

Initial Stock Loan Rate:	25 basis points, as adjusted by the Calculation Agent to reflect any subsequent Price Adjustment due to an Increased Cost of Stock Borrow.

FED FUNDS:	For any day, the rate set forth for such day opposite the caption “Federal funds”, as such rate is displayed on the page “FedsOpen <Index> <GO>” on the BLOOMBERG Professional Service, or any successor page; provided that if no rate appears for any day on such page, the rate for the immediately preceding day for which a rate does so appear shall be used for such day.

Hedging Party:	Barclays or an affiliate of Barclays that is involved in the hedging of the Transaction for all applicable Additional Disruption Events.

Determining Party:	Barclays for all applicable Extraordinary Events.

Acknowledgments:

Non-Reliance:	Applicable.

Agreements and Acknowledgments Regarding Hedging Activities:	Applicable.

Additional Acknowledgments:	Applicable.

3.	Mutual Representations, Warranties and Agreements.

In addition to the representations, warranties and agreements in the Agreement and those contained elsewhere herein, each of Barclays and Counterparty represents and warrants to, and agrees with, the other party that:

(a)	Commodity Exchange Act. It is an “eligible contract participant” within the meaning of Section 1a(18) of the U.S. Commodity Exchange Act, as amended (the “CEA”). The Transaction has been subject to individual negotiation by the parties. The Transaction has not been executed or traded on a “trading facility” as defined in Section 1a(51) of the CEA;

(b)	Securities Act. It is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), or an “accredited investor” as defined in Section 2(a)(15)(ii) of the Securities Act; and

(c)	ERISA. The assets used in the Transaction (1) are not assets of any “plan” (as such term is defined in Section 4975 of the U.S. Internal Revenue Code (the “Code”)) subject to Section 4975 of the Code or any “employee benefit plan” (as such term is defined in Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) subject to Title I of ERISA, and (2) do not constitute “plan assets” within the meaning of Department of Labor Regulation 2510.3-101, 29 CFR Section 2510-3-101.

4.	Representations, Warranties and Agreements of Counterparty.

In addition to the representations and warranties in the Agreement and those contained elsewhere herein, Counterparty further represents, warrants and agrees that:

(a)	Counterparty’s entry into and performance of the Transaction, including the repurchase of Shares by Counterparty hereunder, will comply with (i) all laws and regulations applicable to it

(including, without limitation, the Securities Act and the Exchange Act, and the regulations promulgated thereunder) and (ii) all contractual obligations of Counterparty;

(b)	Counterparty shall immediately provide written notice to Barclays upon obtaining knowledge of the occurrence of any event that would constitute an Event of Default, a Potential Event of Default, a Potential Adjustment Event, a Merger Event or any other Extraordinary Event; provided, however, that should Counterparty be in possession of material non-public information regarding Counterparty, Counterparty shall not communicate such information to Barclays;

(c)	(A) Counterparty is acting for its own account, and it has made its own independent decisions to enter into the Transaction and as to whether the Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary, (B) Counterparty is not relying on any communication (written or oral) of Barclays or any of its affiliates as investment advice or as a recommendation to enter into the Transaction (it being understood that information and explanations related to the terms and conditions of the Transaction shall not be considered investment advice or a recommendation to enter into the Transaction) and (C) no communication (written or oral) received from Barclays or any of its affiliates shall be deemed to be an assurance or guarantee as to the expected results of the Transaction;

(d)	Counterparty has (and shall at all times during the Transaction have) the capacity and authority to invest directly in the Shares underlying the Transaction and has not entered into the Transaction with the intent to avoid any regulatory filings;

(e)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness;

(f)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and Counterparty is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction;

(g)	Counterparty is not as of the Trade Date, and shall not be after giving effect to the transactions contemplated hereby, “insolvent” (as such term is defined in Section 101(32) of the U.S. Bankruptcy Code (Title 11 of the United States Code) (the “Bankruptcy Code”)) and Counterparty would be able to purchase the number of Shares underlying with the Transaction in compliance with the laws of the jurisdiction of Counterparty’s incorporation or organization;

(h)	the Transaction, and any repurchase of the Shares by Counterparty in connection with the Transaction, is pursuant to a publicly announced Share repurchase program that has been approved by Counterparty’s board of directors, a copy of such approval to be provided to Barclays upon request, (including engaging in related derivative transactions) and any such repurchase has been, or shall if so required be, publicly disclosed in its periodic filings under the Exchange Act and its financial statements and notes thereto;

(i)	Counterparty understands, agrees and acknowledges that Barclays has no obligation or intention to register the Transaction under the Securities Act, any state securities law or other applicable federal securities law;

(j)

(A) each of Counterparty’s filings under the Securities Act, the Exchange Act, or other applicable securities laws that are required to be filed have been filed and (B) as of the respective dates thereof and as of the Trade Date (or such other date on which such representation is made), such filings when considered as a whole (with the more recent such filings deemed to amend inconsistent statements contained in any earlier such filings) do not contain any misstatement of a material fact or omit any material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading;

(k)	Counterparty is not, and after giving effect to the transactions contemplated hereby will not be, required to register as an “investment company” as such term is defined in the Investment Company Act of 1940, as amended;

(l)	Counterparty understands, agrees and acknowledges that no obligations of Barclays to it hereunder shall be entitled to the benefit of deposit insurance and that such obligations shall not be guaranteed by any affiliate of Barclays or any governmental agency;

(m)	without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Barclays is not making any representations or warranties with respect to the treatment of the Transaction under any accounting standards, including ASC Topic 260, Earnings Per Share, ASC Topic 815, Derivatives and Hedging, ASC Topic 480, Distinguishing Liabilities from Equity and ASC 815-40, Derivatives and Hedging – Contracts in Entity’s Own Equity (or any successor issue statements) or under FASB’s Liabilities & Equity Project;

(n)	Counterparty is not entering into the Transaction for the purpose of (i) creating actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or (ii) raising or depressing or otherwise manipulating the price of the Shares (or any security convertible into or exchangeable for the Shares);

(o)	Counterparty has not entered into any obligation that would contractually limit it from effecting settlement under the Transaction and it agrees not to enter into any such obligation during the term of the Transaction; and

(p)	no federal, state or local (including non-U.S. jurisdictions) law, rule, regulation or regulatory order applicable to the Shares would give rise to any reporting, consent, registration or other requirement (including without limitation a requirement to obtain prior approval from any person or entity) as a result of Barclays or its affiliates owning or holding (however defined) Shares.

5.	Other Provisions:

(a)	Method of Delivery. Whenever delivery of funds or other assets is required hereunder by or to Counterparty, such delivery shall be effected through Agent. In addition, all notices, demands and communications of any kind relating to the Transaction between Barclays and Counterparty shall be transmitted exclusively through Agent.

(b)	Rule 10b-18.

(i)	During the Cash Settlement Pricing Period (as defined below), if any, and with respect to any purchases executed as a result of an occurrence of an Additional Termination Event, Barclays agrees to use commercially reasonable efforts to make all purchases of Shares in a manner that would comply with the limitations set forth in clauses (b)(1), (b)(2), (b)(3), (b)(4) and (c) of Rule 10b-18 under the Securities Exchange Act of 1934 (“Rule 10b-18”), as if such rule was applicable to such purchases.

(ii)	Except as disclosed to Barclays in writing prior to the Trade Date, Counterparty represents and warrants to Barclays that it has not made any purchases of blocks by or for itself or any of its Affiliated Purchasers pursuant to the one block purchase per week exception in Rule 10b-18(b)(4) under the Exchange Act during each of the four calendar weeks preceding such date (“Rule 10b-18 purchase,” “blocks” and “Affiliated Purchaser”, each as defined in Rule 10b-18).

(iii)	Counterparty agrees that it (A) will not, on any day during the Trading Period and any Cash Settlement Pricing Period, make, or permit to be made, any public announcement (as defined in Rule 165(f) under the Securities Act) of any Merger Transaction or potential Merger Transaction unless such public announcement is made prior to the opening or after the close of the regular trading session on the Exchange for the Shares; (B) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) notify Barclays following any such announcement that such announcement has been made; and (C) shall promptly (but in any event prior to the next opening of the regular trading session on the Exchange) provide Barclays with written notice specifying (i) Counterparty’s average daily Rule 10b-18 Purchases (as defined in Rule 10b-18) during the three full calendar months immediately preceding the announcement date that were not effected through Barclays or its affiliates and (ii) the number of Shares purchased pursuant to the proviso in Rule 10b-18(b)(4) under the Exchange Act for the three full calendar months preceding the announcement date. Such written notice shall be deemed to be a certification by Counterparty to Barclays that such information is true and correct. In addition, Counterparty shall promptly notify Barclays of the earlier to occur of the completion of such transaction and the completion of the vote by target shareholders. “Merger Transaction” means any merger, acquisition or similar transaction involving a recapitalization as contemplated by Rule 10b-18(a)(13)(iv) under the Exchange Act.

(c)	Rule 10b5-1. It is the intent of the parties that the Transaction comply with the requirements of Rule 10b5-1(c)(1)(i)(B) of the Exchange Act (“Rule 10b5-1”), and the parties agree that this Confirmation shall be interpreted to comply with the requirements of Rule 10b5-1(c), and Counterparty shall take no action that results in the Transaction not so complying with such requirements. Without limiting the generality of the preceding sentence, Counterparty acknowledges and agrees that (A) Counterparty does not have, and shall not attempt to exercise, any influence over how, when or whether Barclays effects any purchases in connection with the Transaction, (B) during the Trading Period and any Cash Settlement Pricing Period neither Counterparty nor its officers or employees shall, directly or indirectly, communicate any information regarding Counterparty or the Shares to any employee of Barclays or its affiliates who is directly involved with the hedging of and trading with respect to the Transaction, (C) Counterparty is entering into the Transaction in good faith and not as part of a plan or scheme to evade compliance with federal securities laws including, without limitation, Rule 10b-5 and (D) Counterparty will not alter or deviate from this Confirmation or enter into or alter a corresponding hedging transaction with respect to the Shares. Counterparty also acknowledges and agrees that any amendment, modification, waiver or termination of this Confirmation must be effected in accordance with the requirements for the amendment or termination of a “plan” as defined in Rule 10b5-1(c). Without limiting the generality of the foregoing, any such amendment, modification, waiver or termination shall be made in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b-5 and no such amendment, modification or waiver shall be made at any time at which Counterparty or any officer or director of Counterparty is aware of any material non-public information regarding Counterparty or the Shares.

(d)	Company Purchases. Without the prior written consent of Barclays and except for purchases that are not solicited by or on behalf of Counterparty, its affiliates or affiliated purchasers (each as defined in Rule 10b-18 of the Exchange Act) or purchases executed by Barclays or an Affiliate of Barclays, Counterparty shall not purchase, and shall cause its affiliates or affiliated purchasers not to directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares during the Trading Period and any Cash Settlement Pricing Period.

(e)	Regulation M. Counterparty is not on the date hereof engaged in a distribution, as such term is used in Regulation M under the Exchange Act, of any securities of Counterparty, other than a distribution meeting the requirements of the exception set forth in Section 102(b)(7) of Regulation M under the Exchange Act. Counterparty shall not, until the later of the Settlement Date or the final Cash Settlement Date (as defined below), if applicable, engage in any such distribution.

(f)	Additional Termination Event. Notwithstanding any other provision hereof, an “Additional Termination Event” shall occur and Counterparty shall be the sole Affected Party pursuant to such Additional Termination Event if on any day occurring after the Trade Date and on or prior to the last Scheduled Trading Day in the Trading Period Counterparty declares a distribution, issue or dividend to existing holders of the Shares with an ex-dividend date on or prior to the Valuation Date of (i) an extraordinary cash dividend, (ii) a regular quarterly dividend in an amount greater than the Regular Dividend as specified in Schedule A, (iii) securities or share capital of another issuer acquired or owned (directly or indirectly) by Counterparty as a result of a spin-off or other similar transaction or (iv) any other type of securities (other than Shares, which may constitute a Potential Adjustment Event), rights or warrants or other assets, in any case for payment (cash or other consideration) at less than the prevailing market price as determined by Barclays.

(g)	Cash Settlement by Counterparty. If Cash Settlement applies, Counterparty shall pay to Barclays on each Cash Settlement Date an amount in cash equal to the Cash Settlement Amount for such Cash Settlement Date; provided that Counterparty on the date of such election provides the representation contained in paragraph 5(o) below. “Cash Settlement Dates” shall mean three Currency Business Days immediately following each Exchange Business Day on which Barclays delivers to Counterparty a Hedge Repurchase Notice. “Cash Settlement Amount” shall mean, with respect to each Cash Settlement Date, the product of (i) the number of Hedge Repurchase Shares, as specified in the applicable Hedge Repurchase Notice, multiplied by (ii) the volume weighted average price at which Barclays purchased such Shares on the Scheduled Trading Day related to such Cash Settlement Date. “Cash Settlement Pricing Period” shall mean the period commencing on the third Scheduled Trading Day immediately following the last Scheduled Trading Day of the Trading Period and ending on the Exchange Business Day on which Barclays completes the purchase of a number of shares equal to the absolute value of the Number of Shares to be Delivered (each such Share, a “Hedge Repurchase Share”). With respect to each Scheduled Trading Day during the Cash Settlement Pricing Period, Barclays shall deliver a notice (each such notice, a “Hedge Repurchase Notice”) to the Counterparty of the number of Hedge Repurchase Shares purchased by Barclays on such Scheduled Trading Day.

(h)

Share Delivery Conditions. If Physical Settlement by Counterparty applies, Counterparty may deliver Free Shares in respect of its settlement obligations only if the following conditions have been satisfied (the “Registration Provisions”): (i) a registration statement (“Registration Statement”) (which may be a shelf registration statement filed pursuant to Rule 415 under the Securities Act) covering public resale by Barclays (or an affiliate thereof) of any Shares delivered by Counterparty to Barclays under such Physical Settlement by Counterparty (“Settlement Shares”) shall have been filed with, and declared effective by, the Securities and Exchange Commission no later than one Scheduled Trading Day prior to the Settlement Date and such Registration Statement continues to be in effect at all times to and including the date that Barclays or its affiliate(s) has fully and finally sold any Settlement Shares hereunder, (ii) the contents of such Registration Statement and of any prospectus supplement to the prospectus included therein (including, without limitation, any sections describing the plan of distribution) shall be reasonably satisfactory to Barclays, (iii) Barclays shall have been afforded a reasonable opportunity to conduct a due diligence investigation with respect to Counterparty customary in scope for transactions pursuant to which Barclays (or an affiliate thereof) acts as an underwriter of equity securities and the results of such investigation are satisfactory to Barclays, in its discretion, and (iv) as of the Settlement Date, an agreement between Barclays and Counterparty of reasonable and customary underwriting terms including but not limited to indemnification and contribution and due diligence (the “Underwriting Agreement”) shall have been entered into with Barclays in connection with the public resale of the Settlement Shares by Barclays (or an affiliate thereof).

Notwithstanding the foregoing, if Counterparty elects for Physical Settlement by Counterparty to apply and Counterparty delivers Restricted Shares in respect of its settlement obligation, Barclays shall attempt to sell the Settlement Shares, if any, pursuant to an exemption from registration under the Securities Act by soliciting bids from interested parties in a manner exempt from registration.

Counterparty agrees that any Registration Statement it files for purposes of Physical Settlement by Counterparty pursuant to the provisions above, at the time the same becomes effective, will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein to make the statements therein not misleading. Counterparty represents that any prospectus delivered to Barclays in connection with sales made under the Registration Statement (as such prospectus may be supplemented from time to time) will not include an untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(i)	Transfer or Assignment. Counterparty may not transfer or assign any of its rights or obligations under the Transaction or the Agreement without the prior written consent of Barclays. Notwithstanding any provision of the Agreement to the contrary, Barclays may, subject to applicable law, freely transfer and assign all of its rights and obligations under the Transaction and the Agreement without the consent of Counterparty to any affiliate of Barclays whose obligations hereunder are guaranteed by Barclays, or to any third party with a rating (or whose guarantor has a rating) for its long term, unsecured and unsubordinated indebtedness of A- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or A3 or better by Moody’s Investors Service, Inc. or its successor (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute rating agency mutually agreed by Counterparty and Barclays; provided, that Counterparty will not, as a result of such transfer, be required under the Agreement or this Confirmation to (i) pay to the transferee or assignee an amount greater than the amount that it would have been required to pay to Barclays in the absence of such transfer or assignment or (ii) receive from the transferee or assignee an amount less than the amount that Counterparty would have received from Barclays in the absence of such transfer or assignment, in each case based on the circumstances in effect on the date of such transfer.

Excess Ownership. If at any time at which (1) the Equity Percentage exceeds 8.5% or (2) Barclays, Barclays Group (as defined below) or any person whose ownership position would be aggregated with that of Barclays or Barclays Group (Barclays, Barclays Group or any such person, a “Barclays Person”) under any relevant state corporate law or any state or federal bank holding company or banking laws, or other federal, state or local regulations or regulatory orders applicable to ownership of Shares (“Applicable Laws”), owns, beneficially owns, constructively owns, controls, holds the power to vote or otherwise meets a relevant definition of ownership in excess of a number of Shares equal to (x) the number of Shares that would give rise to reporting or registration obligations or other requirements (including obtaining prior approval by a state or federal regulator) of a Barclays Person under Applicable Laws and with respect to which such requirements have not been met or the relevant approval has not been received minus (y) 1.0% of the number of Shares outstanding on the date of determination (either such condition described in clause (1) or (2), an “Excess Ownership Position”) and Barclays is unable, after commercially reasonable efforts, to effect a transfer or assignment on pricing terms and within a time period reasonably acceptable to it of all or a portion of the Transaction such that an Excess Ownership Position no longer exists, Barclays may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that an Excess Ownership Position no longer exists. In the event that Barclays so designates an Early Termination Date with respect to a portion of the Transaction, a payment shall be made pursuant to Section 6 of the Agreement as if (x) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Transaction and a Number of Shares equal to the Terminated Portion, (y) Counterparty shall be the sole Affected Party with respect to such partial termination and (z) such Transaction shall be the only Terminated Transaction (and, for the avoidance of doubt, the provisions of paragraph 5(n) shall apply to any amount that is payable by

Barclays to Counterparty pursuant to this sentence). The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the number of Shares that Barclays and any of its affiliates subject to aggregation with Barclays, for purposes of the “beneficial ownership” test under Section 13 of the Exchange Act, and all persons who may form a “group” (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) with Barclays, beneficially own (within the meaning of Section 13 of the Exchange Act) on such day and (B) the denominator of which is the number of Shares outstanding on such day.

Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Barclays to purchase, sell, receive or deliver any Shares or other securities to or from Counterparty, Barclays may designate any of its affiliates to purchase, sell, receive or deliver such Shares or other securities and otherwise to perform Barclays’ obligations in respect of the Transaction and any such designee may assume such obligations. Barclays shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j)	Role of Agent. Each of Barclays and Counterparty acknowledges to and agrees with the other party hereto and to and with the Agent that (i) the Agent is acting as agent for Barclays under the Transaction pursuant to instructions from such party, (ii) the Agent is not a principal or party to the Transaction, and may transfer its rights and obligations with respect to the Transaction, (iii) the Agent shall have no responsibility, obligation or liability, by way of issuance, guaranty, endorsement or otherwise in any manner with respect to the performance of either party under the Transaction, (iv) Barclays and the Agent have not given, and Counterparty is not relying (for purposes of making any investment decision or otherwise) upon, any statements, opinions or representations (whether written or oral) of Barclays or the Agent, other than the representations expressly set forth in this Confirmation or the Agreement, and (v) each party agrees to proceed solely against the other party, and not the Agent, to collect or recover any money or securities owed to it in connection with the Transaction. Each party hereto acknowledges and agrees that the Agent is an intended third party beneficiary hereunder. Counterparty acknowledges that the Agent is an affiliate of Barclays. Barclays will be acting for its own account in respect of this Confirmation and the Transaction contemplated hereunder.

(k)	Regulatory Provisions. The time of dealing for the Transaction will be confirmed by Barclays upon written request by Counterparty. The Agent will furnish to Counterparty upon written request a statement as to the source and amount of any remuneration received or to be received by the Agent in connection with the Transaction.

(l)

Netting and Setoff. Obligations under the Transaction shall not be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against any other obligations of the parties, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and no other obligations of the parties shall be netted, recouped or set off (including pursuant to Section 6 of the Agreement) against obligations under the Transaction, whether arising under the Agreement, this Confirmation, under any other agreement between the parties hereto, by operation of law or otherwise, and each party hereby waives any such right of setoff, netting or recoupment; provided that both parties agree that subparagraph (ii) of Section 2(c) of the Agreement shall apply to the Transaction, except that upon the occurrence of an Event of Default or Termination Event with respect to a party who is the Defaulting Party or the Affected Party (“X”), the other party (“Y”) will have the right (but not be obliged) without prior notice to X or any other person to set-off or apply any obligation of X under the Transaction owed to Y (or any Affiliate of Y) (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation) against any obligation of Y (or any Affiliate of Y) under an Equity Contract owed to X (whether or not matured or contingent and whether or not arising under the Agreement, and regardless of the currency, place of payment or booking office of the obligation). Y will give notice to the other party of any set-off effected under this paragraph. “Equity Contract” shall mean for purposes of this paragraph any transaction relating to Shares between X and Y (or any Affiliate of Y) that qualifies as ‘equity’ under applicable accounting rules. Amounts (or the relevant portion of such amounts) subject to set-off may be converted by Y into the Termination Currency at the rate of exchange at which such party would be able, acting in a reasonable manner and in good faith, to purchase the relevant amount of such currency. If any obligation is unascertained, Y may in good faith estimate that obligation and set-off in respect of the estimate, subject to the relevant party accounting to the other when the obligation is ascertained. Nothing in this section shall be effective to create a charge or other security interest.

(m)	Staggered Settlement. Barclays may, by notice to Counterparty on or prior to any Settlement Date (a “Nominal Settlement Date”), elect to deliver any Shares deliverable on such Nominal Settlement Date on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows: (i) in such notice, Barclays will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is required to deliver under the applicable settlement method above among the Staggered Settlement Dates or delivery times; and (ii) the aggregate number of Shares that Barclays will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Barclays would otherwise be required to deliver on such Nominal Settlement Date.

(n)

Alternative Calculations and Counterparty Payment on Early Termination and on Certain Extraordinary Events. If Barclays owes Counterparty or if Counterparty owes Barclays any amount in connection with the Transaction (i) pursuant to Sections 12.2, 12.3, 12.6, 12.7 or 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty shall have the right, in its sole discretion, to satisfy or to require Barclays to satisfy, as the case may be, any such Payment Obligation by delivery of Termination Delivery Units (as defined below) by giving irrevocable telephonic notice to Barclays, confirmed in writing within one Scheduled Trading Day, no later than noon New York time on the Early Termination Date or other date the Transaction is cancelled or terminated, as applicable, where such notice shall include a representation and warranty from Counterparty that it is not, as of the date of the telephonic notice and the date of such written notice, aware of any material non-public information concerning itself or the Shares (where “material” shall have the meaning set forth in paragraph 5(o) below) (“Notice of Counterparty Termination Delivery”); provided that if Counterparty does not elect to require Barclays to satisfy its Payment Obligation by delivery of Termination Delivery Units, Barclays shall have the right (without regard to the exceptions set forth in clauses (i) and (ii) above), in its sole discretion, to elect to satisfy its Payment Obligation by delivery of Termination Delivery Units, notwithstanding Counterparty’s failure to elect or election to the contrary; and provided further that Counterparty shall not have the right to so elect (but, for the avoidance of doubt, Barclays shall have the right to so elect) in the event of (i) an Insolvency, a Nationalization or a Merger Event, in each case, in which the consideration or proceeds to be paid to holders of Shares consists solely of cash or (ii) an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, which Event of Default or Termination Event resulted from an event or events within Counterparty’s control. Within a commercially reasonable period of time following receipt of a Notice of Counterparty Termination Delivery, Barclays shall deliver to Counterparty or Counterparty shall deliver to Barclays, as the case may be, a number of Termination Delivery Units having a fair market value (net of any brokerage and underwriting commissions and fees, including any customary private placement fees) equal to the amount of such Payment Obligation (such number of Termination Delivery Units to be delivered to be determined by the Calculation Agent as the number of whole Termination Delivery Units that could be sold over a commercially reasonable period of time to generate proceeds equal to the cash equivalent of such payment obligation). If the provisions set forth in this paragraph are applicable, the provisions of Sections 9.8, 9.9, 9.10, 9.11 (modified as described above) and 9.12 of the Equity Definitions shall be applicable, except that all references to “Shares” shall be read as references to “Termination Delivery Units.” “Termination Delivery Units” means in the case of a Termination Event, Event of Default or Delisting, one Share or, in the case of Nationalization, Insolvency, Tender Offer or Merger Event, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Nationalization, Insolvency, Tender Offer or Merger Event; provided that if such Nationalization, Insolvency, Tender Offer or Merger Event involves a choice of consideration to be received by holders, such holder shall be deemed to have elected to receive the maximum possible amount of cash.

(o)	No Material Non-Public Information. On the Trade Date and each day pursuant to the terms hereof on which this representation is repeated or deemed repeated, Counterparty represents and warrants to Barclays that none of Counterparty and its officers and directors is aware of any material non-public information concerning Counterparty or the Shares. “Material” information for these purposes is any information to which an investor would reasonably attach importance in reaching a decision to buy, sell or hold Shares.

(p)	Maximum Number of Shares. The number of Shares that may be issued under any settlement by Counterparty pursuant to this Confirmation, the Definitions or the Agreement will be limited to the total Shares authorized but not outstanding, reduced by the total amount of contingently issuable Shares. In any event, the number of Shares issuable by Counterparty at settlement shall not exceed 15,000,000.00 Shares. If the number of Shares to be issued at settlement by Counterparty exceeds the limit in the first sentence of this provision, Counterparty will use its best efforts to obtain all necessary approvals to issue additional Shares to enable it to satisfy all obligations hereunder.

(q)	Tax Disclosure. Notwithstanding anything to the contrary herein, in the Equity Definitions or in the Agreement, and notwithstanding any express or implied claims of exclusivity or proprietary rights, the parties (and each of their employees, representatives or other agents) are authorized to disclose to any and all persons, beginning immediately upon commencement of their discussions and without limitation of any kind, the tax treatment and tax structure of the Transaction, and all materials of any kind (including opinions or other tax analyses) that are provided by either party to the other relating to such tax treatment and tax structure.

(r)	Status of Claims in Bankruptcy. Barclays acknowledges and agrees that this Confirmation is not intended to convey to Barclays rights with respect to the Transaction that are senior to the claims of common stockholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty; provided that nothing herein shall limit or shall be deemed to limit Barclays’ right to pursue remedies in the event of a breach by Counterparty of its obligations and agreements with respect to the Transaction; provided further that nothing in this paragraph shall limit or shall be deemed to limit Barclays’ rights in respect of any transactions other than the Transaction.

(s)	No Collateral. Notwithstanding any provision of this Confirmation, the Agreement, Equity Definitions or any other agreement between the parties to the contrary, the obligations of Counterparty under the Transaction are not secured by any collateral.

(t)	Securities Contract. The parties hereto agree and acknowledge that Barclays is one or more of a “financial institution” and “financial participant” within the meaning of Sections 101(22) and 101(22A) of the Bankruptcy Code. The parties hereto further agree and acknowledge (A) that this Confirmation is a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder or in connection herewith is a “termination value,” “payment amount” or “other transfer obligation” within the meaning of Section 362 of the Bankruptcy Code and a “settlement payment” (as such term is defined in Section 741(8) of the Bankruptcy Code) or a “transfer” within the meaning of Section 546 of the Bankruptcy Code and (B) that Barclays is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(27), 362(o), 546(e), 546(j), 548(d)(2), 555 and 561 of the Bankruptcy Code.

(u)	Payments on Early Termination. The parties hereto agree that for the Transaction, for the purposes of Section 6(e) of the Agreement, Loss and Second Method will apply. The Termination Currency shall be USD.

(v)	Right to Extend. Barclays may postpone any potential Valuation Date or postpone or extend any other date of valuation or delivery with respect to some or all of the relevant Shares, if Barclays determines, in its reasonable discretion, that such postponement or extension is reasonably necessary or appropriate to preserve Barclays’ hedging or hedge unwind activity hereunder in light of existing liquidity conditions (including but not limited to the liquidity in the stock borrow market) or to enable Barclays to effect purchases or sale of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Barclays were Issuer or an affiliated purchaser of Issuer, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Barclays.

(w)	Governing Law. The law of the State of New York (without reference to choice of law doctrine).

(x)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to the Transaction. Each party (i) certifies that no representative, agent or attorney of the other party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into the Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(y)	Part 2(b) of the ISDA Schedule – Payee Representation:

For the purpose of Section 3(f) of this Agreement, Counterparty makes the following representation to Barclays:

Counterparty is a corporation established under the laws of the State of California and is a U.S. person (as that term is defined in Section 7701(a)(30) of the Code).

For the purpose of Section 3(f) of this Agreement, Barclays makes the following representation to Counterparty:

(A) Each payment received or to be received by it in connection with this Agreement is effectively connected with its conduct of a trade or business within the United States; and

(B) It is a “foreign person” (as that term is used in Section 1.6041-4(a)(4) of the United States Treasury Regulations) for United States federal income tax purposes.

(z)	Part 3(a) of the ISDA Schedule – Tax Forms:

Party Required to Deliver Document

	Form/Document/Certificate	Date by which to be Delivered
Counterparty	A complete and duly executed United States Internal Revenue Service Form W-9 (or successor thereto.)	(i) Upon execution and delivery of this Agreement; (ii) promptly upon reasonable demand by Barclays; and (iii) promptly upon learning that any such Form previously provided by Counterparty has become obsolete or incorrect.

Barclays	A complete and duly executed United States Internal Revenue Service Form W-8ECI (or successor thereto.)	(i) Upon execution and delivery of this Agreement; and (ii) promptly upon learning that any such Form previously provided by Barclays has become obsolete or incorrect.

6.	Account Details:

(a)	Account for payments to Counterparty:

[Account Info]

Account for delivery of Shares to Counterparty:

Silicon Image, Inc.
To be provided.

(b)	Account for payments to Barclays:

[Account Info]

7.	Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Barclays for the Transaction is: Inapplicable, Barclays is not a Multibranch Party.

8.	Notices:

For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

Silicon Image, Inc.
1140 E Arques Ave
Sunnyvale, CA 94085
Attn: Rohit Chakravarthy
Telephone: [Telephone Number]
Facsimile: [Facsimile Number]

(b)	Address for notices or communications to Barclays:

Barclays Bank PLC
c/o Barclays Capital Inc.
745 Seventh Ave.
New York, NY 10019
Attn: Paul Robinson
Telephone: [Telephone Number]
Facsimile: [Facsimile Number]

This Confirmation may be executed in several counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

Counterparty hereby agrees to check this Confirmation and to confirm that the foregoing correctly sets forth the terms of the Transaction by signing in the space provided below and returning to Barclays a facsimile of the fully-executed Confirmation to Barclays at (+1) 917-522-0458. Originals shall be provided for your execution upon your request.

Very truly yours,

BARCLAYS CAPITAL INC., acting solely as Agent in connection with the Transaction

By:	/s/ John Kutinsky
Name: John Kutinsky
Title: Authorized Signatory

Accepted and confirmed as of the Trade Date:

SILICON IMAGE, INC.

By:	/s/ Noland Granberry
Name: Noland Granberry
Title: CFO

SCHEDULE A

For the purposes of the Transaction, the following terms shall have the following values/meanings:

1.	Prepayment Amount:	USD 30,000,000.00

2.	Maximum Maturity Date:	June 12, 2013

3.	Minimum Maturity Date:	February 12, 2013

4.	Discount:	USD 0.0828

5.	Initial Shares:	5,072,463

6.	Regular Dividend:	USD 0.00 per Share per quarter.